February 6, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX (770) 829-8267

Mr. Joseph C. Hyde
Chief Financial Officer
Global Payments, Inc.
10 Glenlake Parkway, North Tower
Atlanta, GA  30328-3495

      Re:	Global Payments, Inc.
      Form 10-K for the year ended May 31, 2005
      Filed August 15, 2005
      File No. 001-16111

Dear Mr. Hyde:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief

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Mr. James G. Kelly
Global Payments, Inc.
January 19, 2006
Page 1